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                                                                    EXHIBIT 99.1

                                                                   PRESS RELEASE

AT THE COMPANY                                     AT FINANCIAL RELATIONS BOARD

Richard J. DePiano                                         Alison Ziegler
Chairman and CEO                                            212/445-8432
610/688-6830

FOR IMMEDIATE RELEASE


               ESCALON(R) MEDICAL CORP. ANNOUNCES ITS INTENTION
               TO MAKE AN EXCHANGE OFFER TO ACQUIRE THE SHARES OF
                            DREW SCIENTIFIC GROUP PLC

WAYNE, PA - APRIL 8, 2004 -- Escalon Medical Corp. (Nasdaq Small Cap: ESMC) today announced that Escalon intends to make an exchange offer for the shares of Drew Scientific Group PLC (London Stock Exchange: DRW), a diagnostics company that specializes in analytical systems for laboratory testing worldwide. Escalon intends to offer 0.0048 shares of Escalon common stock in exchange for each ordinary share of Drew Scientific that is validly tendered. The exchange offer values each Drew Scientific share at (pound)0.06 (approximately $0.11) based on the closing price of $23.25 per share of Escalon common stock on April 7, 2004. If all of the outstanding shares of Drew Scientific are exchanged, Escalon would issue approximately 284,869 shares of Escalon common stock in the exchange offer.

"Our recent private equity financing has provided us with the flexibility to invest in a broader range of expansion opportunities," commented Richard J. DePiano, Chairman and Chief Executive Officer. "The acquisition would provide Drew Scientific with needed working capital and provide Escalon with another vehicle for growth. Drew Scientific would operate as a separate division of Escalon."

The offer is subject to customary conditions, including due diligence and government approvals, including any approvals required under the British City Code on Takeovers and Mergers.

Drew Scientific, based in the U.K. with manufacturing operations in Texas and Connecticut, is a diagnostics company specializing in the design, manufacture, sale and distribution of analytical systems for laboratory testing worldwide. Drew Scientific provides instrumentation and consumables for the diagnosis and monitoring of medical disorders in the areas of diabetes, cardiovascular diseases and hematology, as well as Veterinary hematology and blood chemistry.

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Founded in 1987, Escalon develops, markets and distributes ophthalmic diagnostic, surgical and pharmaceutical products as well as vascular access devices. Escalon seeks to further diversify its product line to achieve critical mass in sales and take better advantage of Escalon's distribution capabilities through internal product development, acquisitions or strategic partnerships. Escalon has headquarters in Wayne, Pennsylvania and manufacturing operations in Long Island, New York and New Berlin, Wisconsin.

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Escalon Medical Corp.
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This announcement does not constitute an offer or invitation to purchase any securities. The formal offer document containing the full terms and conditions of the exchange offer, together with a form of acceptance will be distributed to the shareholders of Drew Scientific at a later date.

To U.S. Holders of Drew Scientific Shares:

This intention to make a tender offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Drew Scientific is located in a foreign country, and some or all of its officers and directors may be residents of a foreign county. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that Escalon may purchase securities otherwise than under the tender offer, such as in open market or privately negotiated purchases.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about Escalon's future prospects. They are based on Escalon's current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether Escalon is able to improve upon the operations of Escalon's business units, generate cash and identify, finance and enter into business relationships and acquisitions, uncertainties and risks related to new product development, commercialization, manufacturing and market acceptance of new products, marketing acceptance of existing products in new markets, research and development activities, including failure to demonstrate clinical efficacy, delays by regulatory authorities, scientific and technical advances by Escalon or third parties, introduction of competitive products, third party reimbursement and physician training as well as general economic conditions. Further information about these and other relevant risks and uncertainties may be found in Escalon's report on Form 10-K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission as well as other sources.

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